Exhibit 8

                     MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
                                THREE EMBARCADERO
                             SAN FRANCISCO, CA 94111




March 18, 2002




Union Bank of California, N.A.
400 California Street
San Francisco, California 94101

First Western Bank
1475 East Los Angeles Avenue
Simi Valley, California 93065

           MERGER OF FIRST WESTERN BANK WITH UNION BANK OF CALIFORNIA

Ladies and Gentlemen:

     You have asked for our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of First Western Bank, a California banking corporation ("First Western") and Union Bank of California, N.A. ("UBOC"), a national banking association and wholly-owned subsidiary of UnionBanCal Corporation, a California corporation ("UnionBanCal"). The terms of the Merger are set forth in the Agreement and Plan of Merger dated as of December 18, 2001, to which First Western, UBOC and UnionBanCal are parties (the "Agreement"). This opinion is delivered to you pursuant to Section 6.3(d) of the Agreement. Capitalized terms used in this letter without definition have the respective meanings given them in the Agreement.

     The Agreement provides that First Western will be merged with and into UBOC at the Effective Time pursuant to the applicable provisions of the National Bank Act and the California General Corporation Law. In the Merger, the issued and outstanding shares of First Western Common Stock (other than shares of First Western Common Stock for which dissenters' rights are perfected) will be converted into the right to receive from UnionBanCal the UB Common Stock and/or cash as described in the Agreement.

     For purposes of rendering this opinion we have examined and relied upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement and in the Officer's Certificates delivered to us by First Western and UnionBanCal, and such other instruments and documents as we have deemed necessary.



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     Further,  for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

     1. Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be by the Effective Time duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

     2. All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us in connection with the Merger are true, correct and complete in all respects and no actions have been (or will be) taken which are inconsistent with such facts, statements, covenants, representations and warranties;

     3. The Merger will be consummated in accordance with the terms of the Agreement and the Merger will be effective under applicable laws; and

     4. The Merger will be reported by First Western, UBOC and UnionBanCal on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     Based upon our understanding of the transaction as described above and the above assumptions, and subject to the limitations contained herein, it is our opinion that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and that no gain or loss will be recognized by the shareholders of First Western to the extent that they receive only UB Common Stock in exchange for shares of First Western Common Stock. In the event that any one or more of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     The opinion expressed herein is based upon statutes, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. We do not undertake any responsibility for updating or revising our opinion in consequence of any such change. This opinion addresses only the qualification of the Merger as a reorganization as defined in Section 368(a) of the Code. This opinion does not address any other federal tax consequences or any state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).



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     This opinion is being  rendered  solely for the purpose of  satisfying  the closing condition set forth in Section 6.3(d) of the Agreement and is intended solely for your benefit. This opinion may not be relied upon for any other purpose or by any other person or entity and may not be made available to any other person or entity without our written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of UnionBanCal on Form S-4 and the reference to the name of our firm therein and under the captions "Certain Federal Income Tax
Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus furnished in connection with the offering of securities by UnionBanCal and the solicitation of proxies by the Board of Directors of First Western.

                                          Sincerely yours,

                                McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP


                                    By /s/ ROGER D. EHLERS
                                      ------------------------
                                           Roger D. Ehlers

                                           A Member of the Firm








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